Exhibit 10.4

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Sergio D. Rivera (“Executive”) and ILG, Inc. (“ILG” or the “Company”), effective as of March 24, 2017 (the “Effective Date”)  Executive and the Company may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Company and the Executive entered into an Employment Agreement (together with the Standard Terms and Conditions attached to such Employment Agreement, the “Original Agreement”) whereby Company employed Executive, effective as of November 7, 2016;

WHEREAS, as approved by the Compensation and Human Resources Committee of the Board (“Board”), the Company and Executive have agreed to certain modifications of the Original Agreement such that it is reasonable to amend and restate the Original Agreement through the execution of this Agreement; and

WHEREAS, upon the Parties’ mutual execution of this Agreement, the Original Agreement will be superseded in its entirety by this Agreement and will terminate and be of no further force or effect.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.       EMPLOYMENT.  During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed as the President and Chief Executive Officer of the Company’s Vacation Ownership Segment (the “VO Segment”) and, in such capacity, Executive shall provide executive leadership to those businesses currently comprising such segment, including, without limitation, Vistana Signature Experiences, Inc., HV Global Group, Inc. and their associated businesses as well as any other substantially similar businesses subsequently included within the VO Segment. Notwithstanding the foregoing, Executive acknowledges and agrees that, during the course of his employment with the Company, the Company may undergo one or more segment restructurings, provided, in each such instance, at a minimum, Executive shall remain responsible for providing executive leadership to the Company regarding the development, sales, marketing and financing of shared ownership interests as well as resort operations of managed shared ownership resorts.  During such employment, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  Executive shall report directly to the Chairman, President and Chief Executive Officer of the Company (the “Reporting Officer”).  Executive shall have such powers and duties, as may reasonably be assigned to Executive by the Reporting Officer.  Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with its policies as in effect from time to time. The foregoing shall not be construed as preventing Executive from serving on the board of Welltower,

Inc. or continuing his ownership interest in the Caloosa Cove Resort.  Executive’s primary location of employment shall be Orlando, Florida, provided, he will be required to regularly perform services at the Company’s headquarters in Miami, Florida and otherwise engage in periodic visits to other locations as may be necessary to perform his duties and responsibilities for the Company effectively.

2A.       TERM.  The term of this Agreement shall begin on the Effective Date and shall continue until such time as (a) Executive provides the Company not less than sixty (60) days’ written notice of his intent to separate from the Company pursuant to Section 1(c) of the Standard Terms and Conditions; or (b) either Party terminates this Agreement in accordance with Section 1 of the Standard Terms and Conditions (the “Term”).

3A.       COMPENSATION.

(a)        BASE SALARY.  During the Term, the Company shall pay Executive an annual base salary of five hundred fifty thousand U.S. dollars (US$550,000) (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time).   For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

(b)        ANNUAL INCENTIVE.

(i)         During the Term, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) subject to the terms of  the 2013 Interval Leisure Group Stock and Incentive Compensation Plan, as amended from time to time and any successor plan thereto (collectively, the “2013 Plan”) and the terms of this Agreement with a target annual incentive opportunity of  100% of Base Salary (the “Target Bonus Opportunity”), based upon the Company’s and the VO Segment’s achievement of certain financial performance targets, as such are established by the Compensation and Human Resources Committee of the Board (the “Committee”).  Unless otherwise determined by the Committee, the amount of Executive’s Annual Bonus shall be based  (A) 25% on the Company’s actual consolidated Adjusted EBITDA performance against the Company’s consolidated Adjusted EBITDA target for the applicable calendar year, (B) 60% on the VO Segment’s actual consolidated Adjusted EBITDA performance against the VO Segment’s consolidated Adjusted EBITDA target for the applicable calendar year and (C) 15% on the VO Segment’s actual consolidated revenue performance against the Company’s consolidated revenue target for the applicable calendar year, the cumulative amount of which may be modified by the Reporting Officer’s subjective review of Executive’s individual performance, subject to the review and approval of the Committee.

(ii)        The Company shall pay to Executive any earned Annual Bonus no later than March 15th immediately following the end of the annual performance period during which Executive earned an Annual Bonus (unless Executive has elected to defer receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A (as defined below)); provided, in each instance, payment of Executive’s Annual Bonus is conditioned upon the Committee’s certification of actual performance against the applicable Committee-approved financial performance targets in accordance with the Committee’s historical past practices.

(c)        LONG-TERM INCENTIVE COMPENSATION.

(i)        Subject to the terms of this Agreement, all awards of Company restricted stock units (“Company RSUs”) (each such unit corresponding to one share of common stock of the Company (“Company Common Stock”)) held by Executive as of the Effective Date, including, without limitation, those initially granted to Executive as a new hire grant and those granted on or about February 14, 2017 (collectively, the “Existing Awards”) shall continue to be governed by the 2013 Plan and the Award Notice and the Terms and Conditions associated with each such Existing Award and shall be eligible to vest in accordance with their original vesting schedule.

(ii)       During the Term, Executive shall be eligible to participate in the Company’s long-term incentive program, with a target annual award level of $1,000,000, in accordance with the Company’s policies as in effect from time to time (collectively, the “Future Awards”); provided, Executive acknowledges and agrees that his eligibility to participate in this program is subject to a number of factors, including, without limitation, the Company’s continuation of a long-term incentive program, the performance of the Company, the availability of RSUs and Company Common Stock to effectuate such grant and the Committee’s approval of each such award as well as the performance criteria associated therewith.  Executive further acknowledges and agrees that each such award is subject to the terms and conditions of the 2013 Plan and the Award Notice and the Terms and Conditions associated with each such Future Award.

(d)        BENEFITS.  During the Term, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated executive management personnel of the Company.  For purposes of determining Executive’s entitlement to any welfare, health and life insurance benefit and incentive program available to similarly situated executive personnel, Executive’s seniority with the Company shall be calculated to include his years of service while employed at Starwood Hotels & Resorts and Vistana Signature Experiences, Inc. and its predecessors prior to the Effective Date. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i)         Reimbursement for Business Expenses.  ILG shall reimburse Executive for all reasonable, necessary and documented expenses incurred by Executive in performing Executive’s duties for the Company, ILG or its Affiliates on the same basis as similarly situated executive personnel and in accordance with ILG’s policies as in effect from time to time.  With respect to air travel for business purposes, Executive shall be eligible for reimbursement for Business Class (or if Business Class is unavailable the next higher class), unless otherwise agreed with Executive’s Reporting Officer; provided, such travel is scheduled with the prior approval of his Reporting Officer and is otherwise in accordance with the travel and entertainment policies of ILG and its Affiliates.

(ii)        Paid Time Off.  It is agreed that Executive shall be entitled to earn paid time-off at a rate of 18.66 hours per month, subject to a maximum paid time-off accrual of 408 hours, at which point additional accruals will be suspended until such time as a portion of the Executive’s accrued paid time-off has been used.

4A.       NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, by hand delivery, or by overnight delivery by a nationally recognized carrier, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused) to the address set forth below:

If to the Company:	ILG, Inc.
6262 Sunset Drive
Miami, Florida 33143
Attention: General Counsel

If to Executive:	Sergio D. Rivera
At the last address indicated in the Company’s records.

Either Party may change such Party’s address for notices by notice duly given pursuant hereto.

5A.       GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the Parties (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Florida without reference to its principles of conflicts of laws. Any dispute between the Parties arising out of or related to this Agreement will be heard and determined before an appropriate federal court located in the State of Florida in Miami-Dade County, or, if not maintainable therein, then in an appropriate Florida state court located in Miami-Dade County, and each Party submits itself and its property to the exclusive jurisdiction of the foregoing courts with respect to such disputes.

Each Party (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the Party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the Parties arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the Parties arising out of or related to this Agreement and (iv) agrees that, subject to a Party’s right of appeal, a judgment or order of any court referred to above in connection with any dispute between the Parties arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

6A.       COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7A.       STANDARD TERMS AND CONDITIONS.  Executive expressly understands and acknowledges that the Standard Terms and Conditions and Exhibit A, both attached hereto, are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement, the Standard Terms and Conditions and Exhibit A, taken as a whole.

8A.       Section 409A of the Internal Revenue Code.

(a)        This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations issued thereunder (“Section 409A”) or an exemption and shall in all respects be administered in accordance with Section 409A.

(b)        Any amounts payable under this Agreement solely on account of an "involuntary" separation from service within the meaning of Section 409A shall be, to the maximum extent possible, excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

(c)        In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  In no event shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A or any damages for failing to comply with Section 409A.

(d)        For purposes of this Agreement, a “Separation from Service” occurs when Executive dies, retires or otherwise has a separation of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.  Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of amounts that constitute “deferred compensation” subject to Section 409A may only be made upon a Separation from Service.

(e)        To the extent that any reimbursement or in-kind benefit pursuant to this Agreement is taxable to Executive, Executive shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment, or in-kind benefits contemplated by this section, and any reimbursement payment, or in-kind benefits, due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  Executive’s right to reimbursement or in-kind benefits pursuant to this Agreement is  not subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits that Executive receives in one taxable year shall not affect the amount of such benefits, or in-kind benefits that Executive receives in any other taxable year.

(f)         Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” (within the meaning of Section 409A) on the date of termination of Executive’s employment with the Company and the Cash Severance Payments or CIC Cash Severance Payments to be paid within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (i) any portion of the Cash Severance Payments or CIC Cash Severance Payments that is payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth in Section 1(d)(i), (ii) any portion of the Cash Severance

Payments or CIC Cash Severance Payments that exceeds the Limit (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, with Interest, on the first business day of the first calendar month that begins after the six-month anniversary of Executive’s Separation from Service and (iii) any portion of the Cash Severance Payments or CIC Cash Severance Payments that is payable after the Initial Payment Period shall be paid at the times set forth in Section 1(d)(i).  For purposes of this Section 8A.(f), “Interest” shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which payment would otherwise have been made but for any required delay through the date of payment.

(g)        If the maximum period within which Executive must sign and not revoke the Release would begin in one calendar year and expire in the following calendar year, then any payments contingent on the occurrence of the Release Effective Date shall be made in such following calendar year (regardless of the year of execution of such release) if payment in such following calendar year is required in order to comply with Section 409A.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on March 24, 2017.

ILG, INC.

By:	/s/ Craig M. Nash
Name:	Craig M. Nash
Title:	Chairman, President
and Chief Executive Officer

/s/ Sergio D. Rivera
Sergio D. Rivera

STANDARD TERMS AND CONDITIONS

1.         SEPARATION OF EXECUTIVE’S EMPLOYMENT.

(a)        DEATH.  In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which death occurs,  and (ii) any other Accrued Obligations (as defined in Section 1(f) below).

(b)        DISABILITY.  If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of twelve (12) consecutive weeks, or for shorter periods aggregating to twelve (12) weeks, during any twelve (12) consecutive months and, within thirty (30) days after written notice is provided to Executive by the Company (in accordance with Section 4A. hereof), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability.  Upon separation of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such separation (i) Executive’s Base Salary through the end of the month in which separation occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any other Accrued Obligations.

(c)        TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.  Executive shall have the right to terminate his employment without Good Reason.  The Company may terminate Executive’s employment under this Agreement for Cause at any time prior to the expiration of the Term.   Upon the termination of Executive’s employment by the Company for Cause (as defined below) ), or by Executive without Good Reason, the Company and its Affiliates shall have no further obligation hereunder, except for the payment of any Accrued Obligations, where applicable, the Company’s compliance with its obligations under Section 1(h) below.  As used herein, “Cause” shall mean: (i) any material breach by Executive of any of the duties, responsibilities or obligations of his employment, or any policies or practices of the Company; (ii)  Executive’s failure or refusal either to perform, to the Company’s satisfaction, the duties or obligations of his employment, or to follow any lawful order or direction by the Company; or (iii) any acts or omissions by Executive that constitute fraud, dishonesty, breach of trust, gross negligence, civil or criminal illegality, or any other conduct or behavior that could otherwise subject the Company or any of its Affiliates to civil or criminal liability or otherwise adversely affect its or their business, interests or reputation.  Executive may not be terminated for Cause hereunder unless and until Executive shall have been given written notice specifying the grounds for such termination and not less than 30 days to correct such acts or omissions, if correctable; provided, the Company may relieve Executive of his duties during this cure period, if it deems necessary.

(d)        TERMINATION OF EMPLOYMENT BY THE COMPANY, OTHER THAN FOR DEATH, DISABILITY OR CAUSE, OR BY EXECUTIVE FOR GOOD REASON.  If Executive’s employment hereunder is terminated prior to the expiration of the Term by the Company for any reason other than Executive’s death or Disability or for Cause, or if Executive terminates his employment hereunder prior to the expiration of the Term for Good Reason (any such termination, a “Qualifying Termination”), then: (1) the Company shall pay Executive within thirty (30) days of the date of such Qualifying Termination any Accrued Obligations in a lump sum cash payment, and (2) Executive shall be eligible for the following severance benefits, subject to Executive’s execution of a Release within 45 days following such Qualifying Termination pursuant to Section 1(d)(iv) and the occurrence of the Release Effective Date (as defined below) has occurred:

(i)         (A)      Except where such Qualifying Termination occurs within twenty-four (24) months following a Change of Control, (1) the Company shall pay Executive a severance amount equal to two times (2X) the sum of (x) his Base Salary plus (y) the Target Bonus Opportunity (the “Cash Severance”), which Cash Severance shall be payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time) over 24 months (the “Cash Severance Payments”) commencing after the Release Effective Date but no later than the 75th day   following the date of Executive’s Qualifying Termination, and (2) at the time when bonuses for the year in which the date of termination occurs would otherwise be paid (but in no event later than the 75th day following the close of such fiscal year unless Executive has previously elected to defer the receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A) and conditioned upon the Committee’s certification of the Company’s actual performance against the applicable financial performance targets in accordance with the Committee’s historical past practices, the Company shall pay to Executive any bonus that would have been earned by Executive in respect of such year of termination if such termination had not occurred, prorated for the portion of the year during which Executive was employed (the “Pro Rata Bonus”).

(B)       Where such Qualifying Termination occurs within twenty-four (24) months following a Change of Control, (1) the Company shall pay Executive a severance amount equal to two and one-half times (2.5X) the sum of (x) his Base Salary plus (y) the Target Bonus Opportunity (the “CIC Cash Severance”), which CIC Cash Severance shall be payable as one lump sum amount (the “CIC Cash Severance Payment”) after the Release Effective Date but in no event later than the 75th day following the date of Executive’s Qualifying Termination, and (2) the Company shall pay to Executive a Pro Rata Bonus for the year in which he incurs a Qualifying Termination, with such amount based on (1) the assumption that target performance goal(s) were met or (2) actual performance through the date of the Qualifying Termination to the extent determinable by the Committee with performance goals adjusted to reflect the truncated performance period, whichever results in a payment of the greater amount to Executive.  Such Pro Rata Bonus shall be paid to Executive after the Release Effective Date but no later than the 75th day following the date of Executive’s Qualifying Termination (unless Executive has previously elected to defer the receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A).

(ii)        (A)      Except where such Qualifying Termination occurs within twenty-four (24) months following a Change of Control, any portion of the Existing Awards or any Future Awards that is outstanding and unvested at the time of such Qualifying Termination that would, but for a Qualifying Termination, have vested during the 24-month period following the date of such Qualifying Termination shall vest on the Release Effective Date; provided however, that, for purposes of this provision, any award which, according to its associated Award Notice and Terms and Conditions is intended to cliff vest on a date certain shall be treated as though it vested annually pro rata over its vesting period (e.g., if, for a 3-year cliff-vesting award, the date of the Qualifying Termination occurred prior to the first anniversary of the grant date, 66.67% of RSUs (or other form of equity) subject to the award would vest on the Release Effective Date and if the date of the Qualifying Termination occurred on or after the first anniversary of the grant date, all of RSUs (or other form of equity) subject to the award would vest on the Release Effective Date); provided,  further,  however, that any RSUs (or other form of equity) that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest at target and shall be settled on the Release Effective Date but in no event later than the 75th day following the date of Executive’s Qualifying Termination.

(B)       Where such Qualifying Termination occurs within twenty-four (24) months following a Change of Control, any portion of the Existing Awards or any Future Awards that is outstanding and unvested at the time of such termination shall vest in full on the Release Effective Date; provided,  however, that any RSUs (or other form of equity) that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest based on (1) the assumption that target performance goal(s) were met or (2) actual performance through the date of the Qualifying Termination to the extent determinable by the Committee with performance goals adjusted to reflect the truncated performance period, whichever results in a greater number of vested RSUs (or other form of equity) and shall be settled on the Release Effective Date but in no event later than the 75th day following the date of Executive’s Qualifying Termination.

(iii)       (A)      Except where such Qualifying Termination occurs within twenty-four (24) months following a Change of Control, during the 24-month period following Executive’s Separation from Service, the Company shall pay Executive an amount equal to the monthly COBRA premium and administrative fee then in effect for the type of Company-provided group health plan coverage in effect for Executive on the date of termination of employment (e.g., family coverage), less the active employee portion of such monthly insurance premium for such coverage, in biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time), with such payments commencing on the payroll date immediately following the Release Effective Date and any payments that would have been paid after Executive’s Qualifying Termination but prior to such payroll date shall be aggregated with the first payment paid to Executive hereunder.

(B)       Where such Qualifying Termination occurs within twenty-four (24) months following a Change of Control,  during the 30-month period following Executive’s Separation from Service, the Company shall pay Executive an amount equal to the monthly

COBRA premium and administrative fee then in effect for the type of Company-provided group health plan coverage in effect for Executive on the date of termination of employment (e.g., family coverage), less the active employee portion of such monthly insurance premium for such coverage, in biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time), with such payments commencing on the payroll date immediately following the Release Effective Date and any payments that would have been paid after Executive’s Qualifying Termination but prior to such payroll date shall be aggregated with the first payment paid to Executive hereunder.

(iv)       Except for the payment to Executive of any Accrued Obligations, the payment to Executive of the severance benefits described in this Section 1(d) (including any accelerated vesting) shall be subject to (A) Executive’s execution of a  General Release and Covenant to Sue, substantially in the form attached hereto and incorporated herein as Exhibit A (“Release”) within forty-five (45) days following Executive’s termination of employment; provided there has been no revocation or attempted revocation of the Release during the revocation period set forth in the Release (“Revocation Period”) (the date after the lapse of such revocation period without a revocation or attempted revocation, the “Release Effective Date”) and (B) Executive’s compliance with the restrictive covenants set forth in Section 2 hereof (other than any non-compliance that is immaterial, does not result in harm to the Company or its Affiliates, and, if curable, is cured by Executive promptly after receipt of notice thereof given by the Company).  Executive acknowledges and agrees that the severance benefits described in this Section 1(d) constitute good and valuable consideration for such release.

(v)        For purposes of this Agreement,

(A)       “Affiliate” means any subsidiary or other entity that is directly or indirectly controlled by the Company.

(B)       “Change of Control” shall mean the first to occur of one of the following after the Effective Date:

(1)        Any “person” (as such term is used in Sections 13(d) or 14(d) of the Exchange Act) (other than the Company, any majority controlled subsidiary of the Company, or the fiduciaries of any Company benefit plans) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the voting securities of the Company then outstanding and entitled to vote generally in the election of directors of the Company (the “Outstanding Company Voting Securities”); provided, however, that (x) any such transaction that would constitute a Change of Control under this subsection (1) that is also a Business Combination (as defined below) shall be determined exclusively under subsection (3) below and (y) no Change of Control shall occur upon the acquisition of securities directly from the Company;

(2)        Individuals who, as of the beginning of any 24 month period, constitute the Board (as of the date hereof, the “Incumbent Board”) cease for any reason during such 24 month period to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board; or

(3)        The consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer, or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company (a “Sale”), unless immediately following such Business Combination or Sale:  (x) more than 60% of the total voting power of the entity resulting from such Business Combination or the entity that acquired all or substantially all of the business or assets of the Company in such Sale (in either case, the “Surviving Company”), or the ultimate parent entity that has beneficial ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale) and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale and (y) no person or entity (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company); provided, that no person or group shall be treated for purposes of this Agreement as having beneficial ownership of 35% or more of such total voting power solely as a result of the voting power held in the Company prior to the consummation of the Business Combination or Sale.

Notwithstanding the foregoing, if any payment or distribution event under this Agreement is subject to the requirements of Section 409A(a)(2)(A) of the Code, the determination of the occurrence of a Change of Control shall be governed by applicable provisions of Section 409A(a)(2)(A) of the Code and regulations and rulings issued thereunder for purposes of determining whether such payment or distribution may then occur.

(C)       “Exchange Act” means the United States Securities Exchange Act of 1934, as amended and any successor thereto.

(D)       “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (1) a material diminution in Executive's authority, duties, or responsibilities with the Company; (2) Executive is required to report to a corporate officer or employee of the Company instead of reporting directly to his Reporting Officer, as of the date hereof, or the Board of Directors of the Company; (3) a material diminution of Executive’s Base Salary; or (4) the Company’s requiring Executive to be based anywhere more than fifty (50) miles from where Executive’s principal place of employment is located as of the Effective Date, or such other location as the Parties may mutually agree; provided, however, Executive shall have Good Reason to terminate his employment only if (x) he provides notice to the Company (in accordance with Section 4A hereof) of the existence of the event or circumstances which Executive claims to constitute Good Reason within ninety (90) days of Executive’s knowledge of such event or circumstances, (y) the Company does not remedy such event or circumstances within thirty (30) days following receipt such notice (the “Cure Period”), and (z) Executive’s last day of employment occurs within thirty (30) days following the expiration of such Cure Period.

(e)        NO MITIGATION.  In the event of termination of Executive’s employment pursuant to Section 1(d), Executive shall not be obligated to seek other employment or take any actions to mitigate the payments or continuation of benefits required under Section 1(d) hereof.

(f)         ACCRUED OBLIGATIONS.  As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or separation of employment for any reason, as the case may be; and (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid, is not considered “deferred compensation” subject to Section 409A and has not otherwise been deferred to a later date pursuant to any deferred compensation arrangement of the Company to which Executive is a party, if any.

(g)        (i)        Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 1(g), be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (A) in full (“Full Payment”) or

(B) reduced to the minimum extent necessary (“Reduced Payment”) to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the Full Payment or Reduced Payment results in Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).  Any such reduction shall be made in accordance with Section 409A of the Code and the following: (1) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (2) Covered Payments shall then be reduced as follows: (x) cash payments shall be reduced before non-cash payments; and (y) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(ii)        Any determination required under this Section 1(g) shall be made in writing in good faith by an independent accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations to Company and the Executive as requested by the Company or Executive.  The Company and Executive shall provide the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 1(g).

(h)        RETIREMENT TREATMENT OF COMPANY RSUS AND OTHER EQUITY AWARDS FOLLOWING A CHANGE OF CONTROL.  In consideration of Executive’s agreement to forego certain single-trigger vesting rights triggered by a Change of Control which the Original Agreement had afforded him, the Company requested, and received, the Committee’s agreement that, if (i) Executive requests Retirement (as defined in the 2013 Plan) treatment of his Existing Awards and Future Awards, as may be applicable, under the 2013 Plan, six (6) months or more following the occurrence a Change of Control, (ii) Executive executes a Retirement Agreement, which, among other things, releases the Company and its Affiliates from all liability associated with Executive’s employment with the Company, aside from the Company’s post-separation obligations set forth under Section 11, and reaffirms his commitment to comply with his post-separation obligations under Section 2 of these Standard Terms and Conditions, and (iii) no circumstances then exist creating a basis for Executive’s termination for Cause pursuant to Section 1(c) above, then, notwithstanding Executive’s failure to meet the age requirement for Retirement treatment, if applicable, the Committee will approve Executive’s request for Retirement treatment such that all Company RSUs (or other form of equity) then outstanding under Existing Awards and Future Awards, including, without limitation, those issued within twelve (12) months of the date on which such request is made, will (notwithstanding Executive’s termination of employment) continue to vest in accordance with their original vesting schedules as such were set forth in the Award Notices and Terms and Conditions associated with each such Existing Award or Future Award, subject to Executive’s continued compliance with his post-separation obligations under Section 2 of these Standard Terms and Conditions.

2.         CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; PROPRIETARY RIGHTS; AND OTHER POST-SEPARATION OBLIGATIONS.

(a)        CONFIDENTIALITY.  Executive acknowledges that while employed by ILG or any of its Affiliates, Executive will occupy a position of trust and confidence.  Executive shall not, except as may be required to perform Executive’s duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding ILG or any of its Affiliates.

“Confidential Information” shall mean information about ILG or any of its Affiliates, and their clients and customers that is not disclosed by ILG or any of its Affiliates for financial reporting purposes and that was learned by Executive in the course of employment by ILG or any of its Affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to ILG and its Affiliates, and that such information gives ILG and its Affiliates a competitive advantage.  Executive agrees to deliver or return to ILG, at ILG’s request at any time or upon separation of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by ILG and its Affiliates or prepared by Executive in the course of Executive’s employment by ILG and its Affiliates.

Notwithstanding the foregoing, pursuant to 18 U.S.C. § 1833(b), Executive understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to his attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict him from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

(b)        NON-COMPETITION.  In consideration of this Agreement, and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during Executive’s employment hereunder and for a period of twenty-four (24) months, Executive shall not, without the prior written consent of ILG, directly or indirectly, engage in or become associated with a Competitive Activity.

(i)         For purposes of this Section 2(b), (A) a “Competitive Activity” means any corporation, partnership or other entity that (1) engages in the timeshare business; or (2) then derives 33% or more of its total earnings before interest, taxes, depreciation and amortization (determined in accordance with generally accepted accounting principles consistently applied) from the timeshare business, and (B) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.

(ii)        Notwithstanding the foregoing, Executive may make and retain, for investment purposes only, less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation.

(iii)       Executive acknowledges that Executive’s covenants under this Section 2(b) are a material inducement to ILG entering into this Agreement.

(c)        NON-SOLICITATION OF EMPLOYEES/CUSTOMERS.

(i)         Executive recognizes that he will possess confidential information about other employees of ILG and its Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with suppliers to and customers of ILG and its Affiliates.  Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to ILG and its Affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with ILG or its Affiliates.

(ii)        Executive agrees that, during the Term (and for a period of twenty-four (24) months after  the separation of his employment, irrespective of the cause, manner or time of such separation), Executive will not, directly or indirectly, solicit or recruit any employee of ILG or any of its Affiliates for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such confidential information or trade secrets about other employees of ILG or any of its Affiliates to any other person except within the scope of Executive’s duties hereunder.

(iii)       Executive agrees that, during the Term (and for a period of twenty-four (24) months after the separation of his employment, irrespective of the cause, manner or time of such separation), Executive will not make any statement or perform any act intended to advance the interest of any competitor of ILG or any of its Affiliates in any way that will injure the interests of ILG or any of its Affiliates.  Executive also agrees that during such period, he shall not solicit or attempt to take away or to sever from ILG or any of its Affiliates the business or goodwill of any individuals or entities who are customers or clients of ILG or any of its Affiliates.

(d)        PROPRIETARY RIGHTS; ASSIGNMENT.  All Developments shall be made for hire by the Executive for ILG or any of its Affiliates.  “Developments” means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of ILG or any of its Affiliates, or (ii) results from or is suggested by any undertaking assigned to the Executive or work performed by the Executive for or on behalf of ILG or any of its Affiliates, whether created alone or with others, during or after working hours.  All Confidential Information and all Developments shall remain the sole property of ILG or any of its Affiliates.  The Executive shall acquire no proprietary interest in any Confidential Information or Developments developed or acquired during the Term.  To the extent the Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Development, the Executive hereby assigns to ILG all such proprietary rights.  The Executive shall, both during and after the Term, upon ILG’s request, promptly execute and deliver to ILG all such assignments, certificates and instruments, and shall promptly perform such other acts, as ILG may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend ILG’s rights in Confidential Information and Developments.

(g)        NON-DISPARAGEMENT.  The Company will not disparage Executive or Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation.  Similarly, Executive will not disparage the Company or any of its directors, officers, or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation of the Company or any of its directors, officers, or employees.

(e)        COMPLIANCE WITH POLICIES AND PROCEDURES.  During the Term, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures, as they may exist from time to time.

(f)         REMEDIES FOR BREACH.  Executive agrees and understands that the remedy at law for any breach by Executive of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that upon Executive’s violation of any provision of this Section 2, ILG shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing in this Section 2 shall be deemed to limit ILG’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 2, which may be pursued by or available to ILG.

(g)        POST-SEPARATION COOPERATION.  Following the expiration or termination of the Executive’s employment for any reason, Executive agrees to make himself reasonably available to the Company and/or its Affiliates to respond to requests for documents and information concerning matters involving facts or events relating to the Company or any of its Affiliates that may be within his knowledge, and further agrees to provide truthful information to the Company, its Affiliates, or any of their respective representatives as reasonably requested with respect to any pending and future litigation, arbitration, other dispute resolution, investigation or request for information.  Executive also agrees to make himself reasonably available to assist the Company  and its Affiliates in connection with any administrative, civil or criminal matter or proceeding brought by or brought against the Company  and/or any of its Affiliates, in which and to the extent the Company, its Affiliates or any of their respective representatives reasonably deem Executive’s cooperation necessary. Executive shall be reimbursed for his reasonable out-of-pocket expenses incurred as a result of such cooperation.

(h)        SURVIVAL OF PROVISIONS.  The obligations contained in this Section 2 survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3.         TERMINATION OF PRIOR AGREEMENTS.  The Agreement, these Standard Terms and Conditions, and Exhibit A constitute the entire agreement between the Parties and, as of the Effective Date, terminate and supersede any and all prior agreements and understandings (whether written or oral) between the Parties with respect to the subject matter of this Agreement, including, without limitation, the Original Agreement.  Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.  It is expressly agreed that the terms of this Agreement shall prevail over any contrary or conflicting terms of the 2013 Plan or of any of the Award Notices and Terms and Conditions associated with any Existing Award or Future Award.

4.         ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and none of the Parties shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” or “ILG” shall refer to such entity’s assignees or successors hereunder.

5.         WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.         HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto and Exhibit A, taken as a whole.

7.         REMEDIES FOR BREACH.  Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Executive’s notice to cure any such breach.  Executive expressly agrees and understands that in the event of any termination of Executive’s employment by the Company during the Term, regardless of whether such termination follows the occurrence of a Change of Control, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under Section 1 of the Standard Terms and Conditions.

Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 2 of the Standard Terms and Conditions will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that, upon Executive’s violation of any provision of such Section 2, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 2, which may be pursued by or available to the Company.

8.         WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each Party.  Notwithstanding anything to the contrary herein, subject to Section 1(d), none of (i) a change in Executive’s title, duties and/or level of responsibilities including by way of assignment of Executive to another position with the Company or any of its Affiliates that does not result in a material reduction in Executive’s title, duties and/or level of responsibilities, (ii) the assignment of Executive to a different Reporting Officer for any reason nor (iii) a change in the title of the Reporting Officer shall constitute a modification or a breach of this Agreement.

9.         SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the Parties under this Agreement.

10.       LEGAL FEES; INDEMNIFICATION; DIRECTOR AND OFFICER INSURANCE.

(a)        (i)        In the event of any contest or dispute between the Company and Executive with respect to this Agreement or Executive’s employment hereunder, each of the parties shall be responsible for its respective legal fees and expenses; provided,  however, that if Executive prevails on any material issue in any action, the Company shall reimburse Executive any reasonable legal fees and expenses incurred by Executive at any time in connection with such action.

(ii)       Following the occurrence of a Change of Control, in the event of any contest or dispute between the Company and Executive with respect to this Agreement or Executive’s employment hereunder, including, without limitation, any acts and omissions in Executive’s capacity as an officer, director or employee of the Company and/or any of its Affiliates to the maximum extent permitted under applicable law, the Company shall be solely responsible for the legal fees and expenses incurred by both (A) the Company and (B) Executive in pursuing or defending such action, until and unless a court of competent jurisdiction determines, in a final non-appealable decision, that Executive brought such action in bad faith or such dispute or contest is primarily attributable to conduct of Executive that constituted fraud or intentional misconduct by Executive, in which instance, Executive will promptly reimburse the Company for the legal fees and expenses paid by Company to pay or reimburse  Executive’s legal fees and expenses.

(iii)      In any contest or dispute between the Company and Executive, Executive shall have the right to use counsel appointed by Executive in his sole and absolute discretion.

(b)        The Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company and/or any of its Affiliates to the maximum extent permitted under applicable law, including the advancement of fees and expenses; provided, however, that neither the Company, nor any of its Affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in the definition of “Cause” set forth in Section 1(c) of this Agreement.

(c)        During the period that Executive is employed with the Company hereunder and for a period of at least six (6) years after Executive’s termination of employment from the Company, the Company shall provide Executive with directors’ and officers’ liability insurance coverage for his acts and omissions while an officer or director of the Company on a basis no less favorable to Executive than the coverage the Company provides generally to its other directors and officers.

ACKNOWLEDGED AND AGREED:

Date: March 24, 2017.

ILG, INC.

By:	/s/ Craig M. Nash
Name:	Craig M. Nash
Title:	Chairman, President
and Chief Executive Officer

/s/Sergio D. Rivera
Sergio D. Rivera

EXHIBIT A

GENERAL RELEASE AND
COVENANT NOT TO SUE

1.          [__________] (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present (“Executive Related Parties”), in consideration for the amounts payable and benefits to be provided to Executive under that Amended and Restated Employment Agreement dated as of [________], 2017, between ILG, Inc., a Delaware corporation (the “Company”), and Executive (the “Employment Agreement”),  hereby covenants not to sue or pursue any litigation against, and waives, releases and discharges the Company, its Affiliates (as defined in the Employment Agreement), their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, managers, agents, assigns, representatives, trustees (in their official and individual capacities) or employee benefit plans and their administrators and fiduciaries (in their official and individual capacities) of any of the foregoing, and each of their affiliates, predecessors, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, actions, complaints, charges or causes of action whatsoever, of any and every kind and description, whether under common law, statute or otherwise, in law or in equity, whether known or unknown, accrued or not accrued, that Executive ever had, now have or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Releasees by reason of facts or omissions which have occurred on or prior to the date of this General Release and Covenant Not to Sue, including, without limitation, any complaint, charge or cause of action relating to Executive’s employment with the Company or the termination thereof or Executive’s service as an officer or director of any member of the Company or its Affiliates or the termination of such service, and including, without limitation, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to employment or discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs (collectively, “Claims”) (the “Release”); provided,  however, that nothing herein shall release the Company from (i) any of its obligations to Executive under the Employment Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this General Release and Covenant Not to Sue is conditioned); (ii) any rights Executive may have in respect of accrued vested benefits under the employee benefit plans of the Company and its subsidiaries (other than severance or termination benefits); (iii) any rights Executive may have to indemnification under the Employment Agreement, the Company’s by-laws, other applicable law, or any insurance coverage or other benefits under any directors and officers insurance or similar policies; or (iv) any rights Executive and the Executive Related Parties may have to obtain contribution as permitted by applicable law in the event of an entry of judgment against Executive and the Company as a result of any act or failure to act for which Executive and the Company are held jointly liable (collectively, the “Unreleased Claims”).

2.         Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding for Claims that is or may be initiated, prosecuted or maintained by Executive or Executive’s descendants, dependents, heirs, executors, administrators or assigns.

3.         In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is Executive’s intention to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein.  Executive acknowledges and agrees that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

4.         Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”).  Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted.  Executive (i) acknowledges that Executive will not initiate or cause to be initiated on Executive’s behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).  Further, Executive understands that, by executing this General Release and Covenant Not to Sue, Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees.  Notwithstanding the above, nothing in Section 1 of this General Release and Covenant Not to Sue shall prevent Executive from (i) initiating or causing to be initiated on Executive’s behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of Executive’s claims under ADEA contained in Section 1 of this General Release and Covenant Not to Sue (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

5.         Executive acknowledges that Executive has been offered but declined a period of time of at least [21][45] days to consider whether to sign this General Release and Covenant Not to Sue, which Executive has waived.  Executive may cancel this General Release and Covenant Not to Sue at any time during the seven days following the date on which this General Release and Covenant Not to Sue has been signed (the “Revocation Period”). In order to cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the Board of Directors and the Company’s General Counsel of the Company written notice stating that Executive is canceling or revoking this General Release and Covenant Not to Sue.  If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable, and the Company shall not be obligated to make the payments to Executive or to provide Executive with the benefits identified in Section 1(d) of the Employment Agreement, unless and until the requirements with respect thereto are met.  Executive acknowledges that, even if this General Release and Covenant Not to Sue is not executed or is cancelled or revoked by Executive, the provisions of the Employment Agreement that otherwise by their terms survive termination of Executive’s employment shall remain in full force and effect.

6.         This General Release and Covenant Not to Sue does not constitute an admission of liability or wrongdoing of any kind by the Company or its Affiliates.

7.         The invalidity or unenforceability of any provision or provisions of this General Release and Covenant Not to Sue shall not affect the validity or enforceability of any other provision of this General Release and Covenant Not to Sue, which shall remain in full force and effect.  The validity, interpretation, construction and performance of this General Release and Covenant Not to Sue shall be governed by the laws of the State of Florida without regard to its conflicts of law principles, and the provisions of Section [5A] of the Employment Agreement shall apply mutatis mutandis.

8.         EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS READ THIS GENERAL RELEASE AND COVENANT NOT TO SUE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH EXECUTIVE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS GENERAL RELEASE AND COVENANT NOT TO SUE AND THE OTHER PROVISIONS HEREOF.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS GENERAL RELEASE AND COVENANT NOT TO SUE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

IN WITNESS WHEREOF, Executive has caused this General Release and Covenant Not to Sue to be executed as of the date shown below.

EXECUTIVE

[Name]

Date:
NOT TO BE EXECUTED PRIOR
TO TERMINATION OF EMPLOYMENT